Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this prospectus constituting a part of the Registration Statement of IGI Laboratories, Inc. on Amendment No. 1 to Form S-3 to be filed on or about May 9, 2013 of our report dated March 28, 2013, on our audits of the consolidated financial statements as of December 31, 2012 and 2011 for each of the years in the two-year period ended December 31, 2012, which report was included in the Annual Report on Form 10-K filed March 28, 2013. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Amendment No. 1 to Form S-3.

/s/ EISNERAMPER LLP

Edison, New Jersey

May 9, 2013